UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 29, 2005

CTI Group (Holdings) Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-10560	51-0308583
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

333 N. Alabama Street, Suite 240, Indianapolis, Indiana		46204
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	317-262-4582

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 29, 2005, the Board of Directors of CTI Group (Holdings) Inc. (the "Company") modified the verbal agreement (the "Agreement") between the Company and Mr. Birbeck, the Company's Chairman, President and Chief Executive Officer, regarding employment terms of Mr. Birbeck to provide that, subject to Mr. Birbeck's continued employment as an executive officer of the Company, on the applicable grant dates, the Company will grant to Mr. Birbeck the following options to purchase the Company's Class A common stock at an exercise price equal to the fair market value of such stock on the date of the grant: (i) an option to purchase 500,000 shares of the Company's Class A common stock in 2005; (ii) an option to purchase 250,000 shares of the Company's Class A common stock in 2006; and (iii) an option to purchase 250,000 shares of the Company's Class A common stock in 2007. The Agreement and the appointment of Mr. Birbeck as President and Chief Executive Officer of the Company were previously reported in the Company’s Form 8-K filed with the Securities and Exchange Commission on September 19, 2005.

In accordance with the modified Agreement described above, on September 29, 2005, Mr. Birbeck, was granted a nonqualified stock option (the "Option") to purchase 500,000 shares of the Company’s Class A common stock pursuant to the Company’s Amended and Restated Stock Option and Restricted Stock Plan. The Option vested on the day of grant. The exercise price of the Option is $0.40 per share.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTI Group (Holdings) Inc.

October 4, 2005	By:	/s/Manfred Hanuschek

Name: Manfred Hanuschek
Title: Chief Financial Officer